Exhibit 99.1

SeaSpine Announces Fourth Quarter and Full-Year 2020 Results

Reports Record Quarterly Revenue, Driven by U.S. Sales Channel

CARLSBAD, CA (March 1, 2021) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the three-months and full-year ended December 31, 2020.

Summary Fourth Quarter 2020 Financial Results and Recent Accomplishments

•Revenue of $46.4 million, an increase of 6.2% year-over-year
•U.S. revenue of $42.1 million, an increase of 7.2% year-over-year
◦U.S. spinal implants revenue of $20.7 million, an increase of 8.3% year-over-year
◦U.S. orthobiologics revenue of $21.4 million, an increase of 6.2% year-over-year
•Publication in The Journal of Bone and Joint Surgery of results from a preclinical study demonstrating SeaSpine’s OsteoStrand® Plus DBM product outperformed the tested cellular bone matrix products
•Limited commercial launch of the following additions to the product portfolio:
◦Admiral™ ACP System, a next-generation system designed to be used as supplemental fixation for ACDF procedures in conjunction with the Company’s interbody offerings
◦Meridian™ ALIF System with Reef™ A Interbody, which provides maximum modularity either in standalone No-profile or TruProfile® configurations
◦Regatta® Lateral Plate System, designed to bring maximum fixation with minimum profile using the Company’s TruProfile technology
•Full commercial launch of a minimally invasive, pedicle-based TLIF retractor compatible with the Company's Mariner® system

“Our fourth quarter results reflected record revenue and meaningful growth in both our spinal implants and orthobiologics portfolios, despite the greater impact of the pandemic on surgery volumes compared to the third quarter. Our results were particularly encouraging when compared to the fourth quarter of 2019, which included 21% growth in our U.S. spinal implants portfolio,” said Keith Valentine, President and Chief Executive Officer. “Despite all the uncertainty and disruption we faced in 2020, the entire SeaSpine organization remained committed to our mission to deliver cost effective spinal implants and orthobiologics procedural solutions to surgeons and hospitals to improve the quality of patient lives. That focus translated into 19 product launches in 2020, the most ever in a single year for SeaSpine, and nearly 9% year-over-year U.S. revenue growth in the second half of 2020 compared to the second half of 2019.”

Fourth Quarter 2020 Financial Results
Revenue for the fourth quarter of 2020 totaled $46.4 million, an increase of 6.2% compared to the fourth quarter of 2019. U.S. revenue was $42.1 million, a 7.2% increase compared to the fourth quarter of 2019. The increase in U.S. revenue was driven by both the spinal implants and orthobiologics portfolios. Sales of new and recently launched products represented 68% and 35% of U.S. spinal implants and U.S. orthobiologics revenue, respectively. International revenue was $4.3 million, a 3.2% decrease compared to the fourth quarter of 2019.

Spinal implants revenue totaled $23.1 million, a 7.0% increase compared to the fourth quarter of 2019. The increase in spinal implant revenue was driven by growth in recently launched products, led primarily by the Mariner MIS and Revision systems, the NorthStar OCT™ System, and the Company’s expanded line of NanoMetalene® interbody devices featuring Reef Topography.

Orthobiologics revenue totaled $23.3 million, a 5.4% increase compared to the fourth quarter of 2019. The increase in orthobiologics revenue was driven primarily by growth in recently launched products, led by the OsteoStrand Plus product.

Gross margin for the fourth quarter of 2020 was 62.8%, compared to 64.2% for the fourth quarter of 2019. The decrease in gross margin was due to higher spinal implant excess and obsolete inventory provisions in the current year.

Operating expenses for the fourth quarter of 2020 totaled $39.5 million, a $2.6 million increase compared to $36.9 million for the fourth quarter of 2019. The increase in operating expenses was driven primarily by $1.8 million in higher selling and marketing expenses, the majority of which relates to selling commissions, and spinal implant set depreciation and instrument deployment costs, $0.3 million in higher research and development expenses, and $0.5 million in higher general and administrative expenses.

Net loss for the fourth quarter of 2020 was $10.3 million, compared to a net loss of $8.6 million for the fourth quarter of 2019.

Cash, cash equivalents and short-term investments at December 31, 2020 totaled $76.8 million, and the Company had no amounts outstanding under its credit facility.

2020 Financial Results
Revenue for the year ended December 31, 2020 totaled $154.3 million, a decrease of 3.0% compared to the prior year. U.S. revenue was $138.9 million, a 2.1% decrease compared to 2019. Spinal implants revenue totaled $75.9 million, a 2.3% decrease compared to 2019. Orthobiologics revenue totaled $78.4 million, a 3.6% decrease compared to 2019.

Gross margin for 2020 was 63.2%, compared to 63.6% for 2019. The decrease in gross margin was primarily driven by idle plant costs associated with a nearly two-month shutdown of orthobiologics manufacturing operations at the Company’s Irvine facility during the second quarter due to the pandemic.

Operating expenses for 2020 totaled $140.9 million, a $0.6 million increase compared to $140.3 million for 2019. The increase was driven primarily by $2.3 million in higher general and administrative expenses, $1.1 million in higher research and development expenses, and $0.9 million in higher selling and marketing expenses, which were offset by $3.7 million lower intangible asset impairment charges.

Net loss for 2020 was $43.2 million, compared to a net loss of $39.3 million for 2019.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 3485218. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their patients' fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements in this news release that are not a description of historical facts are forward-looking statements based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s commitment to its mission to deliver cost effective spinal implants and orthobiologics procedural solutions to surgeons and hospitals to improve the quality of patient lives. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to adopt the Company’s newly launched products; the ability of newly launched products to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; continued pricing pressure and exclusion from major healthcare systems; the risk of supply shortages and associated disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the

Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total revenue, net	$46,436	$43,739	$154,345	$159,083
Cost of goods sold	17,296	15,676	56,841	57,979
Gross profit	29,140	28,063	97,504	101,104
Operating expenses:
Selling and marketing	24,652	22,893	84,304	83,445
General and administrative	9,567	9,096	35,874	33,594
Research and development	4,472	4,130	16,258	15,125
Intangible amortization	792	792	3,169	3,169
Impairment of intangible assets	—	—	1,325	4,993
Total operating expenses	39,483	36,911	140,930	140,326
Operating loss	(10,343)	(8,848)	(43,426)	(39,222)
Other (income) expense net	(86)	(351)	(463)	(302)
Loss before income taxes	(10,257)	(8,497)	(42,963)	(38,920)
Provision for income taxes	86	91	218	356
Net loss	$(10,343)	$(8,588)	$(43,181)	$(39,276)
Net Loss per share, basic and diluted	$(0.37)	$(0.45)	$(1.59)	$(2.07)
Weighted average shares used to compute basic and diluted net loss per share	27,639	19,065	27,222	18,977

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31, 2020	December 31, 2019

Cash and cash equivalents	$76,813	$20,199
Trade accounts receivable, net	26,154	24,902
Inventories	54,041	47,155
Total current liabilities	30,727	30,478
Paycheck Protection Program loan payable (long-term portion)	5,059	—
Total stockholders' equity	171,718	109,760